Exhibit 3.2(b)

                             AMENDMENT TO BYLAWS OF
                              JOHNSON OUTDOORS INC.
                         (Amended as of March 22, 2000)

          The following section was amended and restated as follows:

               7.01. Certificates for Shares. Certificates representing shares of any class of stock issued by the corporation shall be in such form, consistent with the Wisconsin Business Corporation Law, as shall be determined by the Board of Directors. Such certificates shall be signed by the Chief Executive Officer, President or a Vice President and by the Secretary or an Assistant Secretary and shall be sealed with the seal, or a facsimile of the seal, of the corporation. If a certificate is countersigned by a transfer agent or registrar, other than the corporation itself or its employees, any other signature or countersignature on the certificate may be a facsimile. In case any officer of the corporation, or any officer or employee of the transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer of the corporation, or an officer or employee of the transfer agent or registrar before such certificate is issued, the certificate may be issued by the corporation with the same effect as if the officer of the corporation, or the officer or employee of the transfer agent or registrar had not ceased to be such at the date of its issue. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled, and no new certificate shall be issued in replacement until the former certificate for a like number of shares shall have been surrendered and canceled, except as otherwise provided in Section 7.04 of these bylaws with respect to lost, stolen or destroyed certificates.